News Release

Contact:
Investors:	Ankur Vyas 404.827.6714 | investors@truist.com
Media:	Brian Boudreaux 404.813.0881 | media@truist.com

Truist reports second quarter 2021 results
GAAP earnings of $1.6 billion, or $1.16 per diluted share
Adjusted earnings of $2.1 billion, or $1.55 per diluted share
Results reflect diverse business mix, strong fee income and solid expense management
Excellent credit quality and improving economic conditions drive negative provision
Capital and liquidity remain strong

CHARLOTTE, N.C., (July 15, 2021) — Truist Financial Corporation (NYSE: TFC) today reported earnings for the second quarter of 2021.

Net income available to common shareholders was $1.6 billion, up 73%, compared to the second quarter last year. Earnings per diluted common share were $1.16, also an increase of 73% compared with the same period last year. Results for the second quarter produced an annualized return on average assets (ROA) of 1.28%, an annualized return on average common shareholders' equity (ROCE) of 10.1% and an annualized return on tangible common shareholders' equity (ROTCE) of 18.9%.

Adjusted net income available to common shareholders was $2.1 billion, or $1.55 per diluted share, excluding merger-related and restructuring charges of $297 million ($228 million after-tax), incremental operating expenses related to the merger of $190 million ($146 million after-tax) and charitable contributions of $200 million ($153 million after-tax). Adjusted results produced an annualized ROA of 1.69%, an annualized ROCE of 13.5% and an annualized ROTCE of 24.7%. Adjusted earnings per diluted share were up 89% compared to the prior year and 31% compared to first quarter 2021.

“Truist produced record adjusted earnings for the second quarter, driven by a negative loan loss provision and strong fee income, including record insurance commissions, wealth management income, card and payment related fees and commercial real estate related income,” said Chairman and Chief Executive Officer Kelly S. King. “In addition to this strong performance, earlier this month we successfully completed the acquisition of Constellation Affiliated Partners through our CRC Group insurance subsidiary. The acquisition is CRC’s eighth in the last 18 months and more than doubles our specialty and programs business. The acquisition makes CRC one of the largest program managers in North America and continues to drive growth in our largest fee income generating business.

“We were also excited to announce the results of the CCAR stress testing process in June. Truist was one of the top performers compared with our peers that were subject to the process with the second lowest loan loss rate among our peers under the severely adverse stress scenario. We also announced plans to propose a 7% increase in our dividend to a record $0.48 as part of our mission to continue providing a stable and growing dividend for our shareholders. In addition, given our progress towards a successful conversion, an improving economic outlook, and successful CCAR results, we plan to lower our near-term CET1 target to approximately 9.75%, giving us additional capacity to deploy incremental capital on behalf of our clients and shareholders.

“We continued to fulfill our purpose in meaningful ways in the communities we serve. In the quarter, we released our inaugural supplier diversity report, which reflects a $1 billion impact for last year, significantly expanded our partnership with Operation HOPE to help provide more education, insights and tools to help more people build better lives, and contributed a combined $200 million to the Truist Foundation and the Truist Charitable Fund to further support the important work of organizations across our diverse markets.”

Second Quarter 2021 Performance Highlights

•Earnings per diluted common share were $1.16
–Adjusted diluted earnings per share were $1.55, up $0.37 per share, or 31%, compared to first quarter 2021 and $0.73 per share, or 89%, compared to second quarter 2020
–ROA was 1.28%; adjusted ROA was 1.69%
–ROCE was 10.1%; adjusted ROCE was 13.5%
–ROTCE was 18.9%; adjusted ROTCE was 24.7%

•Taxable-equivalent revenue was $5.7 billion
–Adjusted taxable-equivalent revenue, excluding securities gains and a gain on sale of a business in the prior quarter, was up 3.7% compared to first quarter 2021 and 1.4% compared to second quarter 2020
–Noninterest income, excluding securities gains and gain on sale of a business in the prior quarter, was up 11% compared to first quarter 2021 and 13% compared to second quarter 2020
–Record revenues from insurance, wealth, card and payment related fees, and commercial real estate related income; very strong investment banking income
–Fee income ratio was 42.6%, compared to 40.1% for first quarter 2021
–Net interest margin was 2.88%, down 13 basis points from first quarter 2021
–Core net interest margin was 2.60%, down nine basis points from first quarter 2021

•Noninterest expense was $4.0 billion
–Adjusted noninterest expense was $3.2 billion, up 2.1% compared to first quarter 2021 and 1.8% compared to second quarter 2020
–GAAP efficiency ratio was 71.0%, compared to 65.8% for first quarter 2021
–Adjusted efficiency ratio improved to 56.1%, compared to 56.9% for first quarter 2021

•Asset quality ratios improved reflecting improving economic conditions and effective problem asset resolution
–Nonperforming assets were 0.23% of total assets, down two basis points from first quarter 2021
–Loans 90 days or more past due and still accruing were 0.72% of loans held for investment, relatively stable to the first quarter 2021
–Excluding government guaranteed loans, loans 90 days or more past due and still accruing were 0.04% of loans held for investment
–Net charge-offs were 0.20% of average loans and leases, down 13 basis points compared to first quarter 2021 due primarily to lower losses in the indirect auto and commercial portfolios combined with higher recoveries
–The ALLL ratio was 1.79% compared to 1.94% for first quarter 2021
–Provision for credit losses was a negative $434 million for second quarter 2021, primarily reflecting an improving economic outlook and lower loan balances
–The allowance for loan and lease loss coverage ratio was 4.83X nonperforming loans and leases held for investment, versus 4.84X in first quarter 2021

•Capital and liquidity levels remained strong
–Common equity tier 1 to risk-weighted assets was 10.2%
–Tier 1 risk-based capital was 11.9%
–Total risk-based capital was 14.1%
–Repurchased $610 million of common shares
–Redeemed $465 million of preferred stock
–Consolidated average LCR ratio was 113%

EARNINGS HIGHLIGHTS				Change 2Q21 vs.
(dollars in millions, except per share data)	2Q21	1Q21	2Q20	1Q21	2Q20
Net income available to common shareholders	$1,559	$1,334	$902	$225	$657
Diluted earnings per common share	1.16	0.98	0.67	0.18	0.49

Net interest income - taxable equivalent	$3,273	$3,313	$3,479	$(40)	$(206)
Noninterest income	2,405	2,197	2,423	208	(18)
Total taxable-equivalent revenue	$5,678	$5,510	$5,902	$168	$(224)
Less taxable-equivalent adjustment	28	28	31
Total revenue	$5,650	$5,482	$5,871

Return on average assets	1.28%	1.17%	0.75%	0.11%	0.53%
Return on average risk-weighted assets (current quarter is preliminary)	1.75	1.58	1.00	0.17	0.75
Return on average common shareholders' equity	10.1	8.7	5.9	1.4	4.2
Return on average tangible common shareholders' equity (1)	18.9	16.4	11.8	2.5	7.1
Net interest margin - taxable equivalent	2.88	3.01	3.13	(0.13)	(0.25)
(1)Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.

Second Quarter 2021 compared to First Quarter 2021

Total taxable-equivalent revenue was $5.7 billion for the second quarter of 2021, an increase of $168 million, or 3.0%, compared to the prior quarter.

Net interest income for the second quarter of 2021 was down $40 million, or 1.2%, compared to the prior quarter due primarily to lower purchase accounting accretion. Average earning assets increased $11.3 billion compared to the prior quarter. Average securities available for sale increased $13.4 billion, and average other earning assets (primarily cash at the Federal Reserve) increased $4.2 billion, while average total loans decreased $6.6 billion. The growth in average earning assets is a result of an increase in investment securities driven by strong deposit growth resulting from fiscal and monetary stimulus. The investment in securities positively impacted net interest income compared to the yields available on excess balances at the Federal Reserve. Average deposits increased $13.1 billion primarily due to the ongoing impacts of stimulus.

The net interest margin was 2.88% for the second quarter, down 13 basis points compared to the prior quarter. The net interest margin was negatively impacted by 6 basis points from a net liquidity build of approximately $17.8 billion (cash and securities) due to strong deposit growth and lower loan balances. The yield on the total loan portfolio for the second quarter was 4.01%, down eight basis points compared to the prior quarter primarily due to lower purchase accounting accretion and lower rates on new volumes. The yield on the average securities portfolio for the second quarter was 1.47%, up two basis points compared to the prior quarter.

The average cost of total deposits was 0.04%, down one basis point compared to the prior quarter. The average rate on long-term debt was 1.60%, up three basis points compared to the prior quarter.

The provision for credit losses was negative $434 million and net charge-offs were $142 million for the second quarter, compared to $48 million and $238 million, respectively, for the prior quarter. The net charge-off rate for the current quarter of 0.20% was down 13 basis points compared to the first quarter of 2021, primarily due to lower losses in the indirect auto and commercial portfolios combined with higher recoveries. The decrease in the provision for credit losses was primarily related to the commercial portfolio due to an improving economic outlook and lower loan balances.

Noninterest income was $2.4 billion, an increase of $208 million, or 9.5%, compared to the prior quarter. Insurance income increased $64 million primarily due to seasonality and premium growth. Commercial real-estate related income increased $95 million primarily due to client-related structured real estate transactions and an increase in the commercial mortgage banking business. Other income was up $43 million as a result of $71 million of increased investment income (primarily valuation gains) from the Company's SBIC and Truist Ventures investments. In addition, other income increased $18 million related to higher valuations of assets held for certain post-retirement benefits, which is largely offset by higher benefits expense included in personnel expense. These increases were partially offset by the gain of $37 million from the divestiture of certain businesses recorded in the prior quarter.

Noninterest expense was $4.0 billion for the second quarter, up $401 million compared to the prior quarter. Merger-related and restructuring charges increased $156 million primarily due to costs in connection with a voluntary separation and retirement program. Incremental operating expenses related to the merger increased $15 million. The current quarter also includes $200 million of expense associated with charitable contributions to the Truist Foundation and the Truist Charitable Fund, whereas the prior quarter included $36 million for an acceleration of loss recognition related to certain terminated cash flow hedges. Excluding the aforementioned items, changes in amortization of intangibles, and a small gain from debt extinguishment, adjusted noninterest expense was up $65 million, or 2.1%, compared to the prior quarter. Personnel expense increased $65 million compared to the prior quarter primarily due to higher incentives due to variable compensation from higher revenues and improved overall performance relative to targets, higher equity-based compensation due to timing of grants late in first quarter 2021 and higher other benefits expense primarily due to the previously mentioned increase in noninterest income. These increases in personnel expense were partially offset by lower salaries and wages due to fewer FTEs and lower payroll taxes as a result of teammates reaching limits in the first half of 2021.

The provision for income taxes was $415 million for the second quarter of 2021, compared to $351 million for the prior quarter. The effective tax rate for the second quarter of 2021 was 20.0%, compared to 19.2% for the prior quarter.

Second Quarter 2021 compared to Second Quarter 2020

Total taxable-equivalent revenues were $5.7 billion for the second quarter of 2021, a decrease of $224 million, or 3.8%, compared to the earlier quarter, due primarily to securities gains of $300 million in the second quarter of 2020.

Net interest income for the second quarter of 2021 was down $206 million, or 5.9%, compared to the earlier quarter due to lower purchase accounting accretion and lower rates on earning assets. These decreases were partially offset by lower funding costs, higher fees on Payroll Protection Program loans and fewer interest deferrals on COVID-19 loan accommodations. Average earning assets increased $8.4 billion compared to the earlier quarter. The increase in average earning assets reflects a $60.5 billion increase in average securities, while average total loans and leases decreased $33.5 billion and average other earning assets decreased $19.9 billion. The growth in average earnings assets is a result of an increase in investment securities driven by strong deposit growth resulting from fiscal and monetary stimulus. Average interest-bearing liabilities decreased $20.1 billion compared to the earlier quarter. The decline in average interest-bearing liabilities was offset by significant growth in average noninterest-bearing deposits, which increased $24.0 billion compared to the earlier quarter. Average interest-bearing deposits increased $1.4 billion, while average long-term debt decreased $18.7 billion and average short-term borrowings decreased $2.8 billion.

Net interest margin was 2.88%, down 25 basis points compared to the earlier quarter. The yield on the total loan portfolio for the second quarter of 2021 was 4.01%, down 18 basis points compared to the earlier quarter, reflecting the impact of a lower rate environment and lower purchase accounting accretion. The yield on the average securities portfolio was 1.47%, down 90 basis points compared to the earlier quarter primarily due to lower yields on new purchases.

The average cost of total deposits was 0.04%, down 18 basis points compared to the earlier quarter. The average rate on short-term borrowings was 0.98%, down 26 basis points compared to the earlier quarter. The average rate on long-term debt was 1.60%, up eight basis points compared to the earlier quarter. The lower rates on interest-bearing liabilities reflect the lower rate environment.

The provision for credit losses was a negative $434 million, compared to $844 million for the earlier quarter. The earlier quarter included significant uncertainty of the economic impacts resulting from the pandemic, whereas the current quarter includes a reserve release due to improving economic outlook and lower loan balances. Net charge-offs for the second quarter of 2021 totaled $142 million compared to $316 million in the earlier quarter. The net charge-off ratio for the current quarter of 0.20% was down 19 basis points compared to the second quarter of 2020, primarily driven by lower losses in the indirect auto and commercial portfolios combined with higher recoveries, as well as lower losses in the residential mortgage portfolio.

Noninterest income for the second quarter of 2021 decreased $18 million compared to the earlier quarter. Noninterest income for the second quarter of 2020 included $300 million of securities gains on available-for-sale securities. Excluding securities gains, noninterest income increased $282 million, or 13%, compared to the earlier quarter. Insurance income increased $109 million due to acquisitions, as well as new business and higher retention. Commercial real-estate related income increased $89 million primarily due to client-related structured real estate transactions. Investment banking and trading income increased $43 million due to strong investment banking income from loan syndications, merger and acquisition fees and asset securitization transactions, which was partially offset by lower trading income. Other income increased $92 million primarily due to an increase of $67 million related to increased investment income (primarily valuations gains) from the Company's SBIC and Truist Ventures investments. In addition, other income increased $43 million from higher valuations of assets held for certain post-retirement benefits, which is primarily offset by higher benefits expense included in personnel expense. Revenues related to wealth management, service charges on deposits and card and payment related activities increased $161 million as transaction volumes and asset levels increased compared to the levels in the earlier quarter due to improving economic conditions. Residential mortgage banking income decreased $224 million primarily due to lower production related revenues as a result of lower gain on sale margins and volumes, coupled with lower servicing income due to a reduction in the third-party servicing portfolio as a result of prepayments.

Noninterest expense for the second quarter of 2021 was up $133 million compared to the earlier quarter. Merger-related and restructuring charges increased $88 million and other incremental operating expenses related to the merger increased $61 million, primarily reflected in professional fees and outside processing. The current quarter also includes $200 million for charitable contributions to the Truist Foundation and the Truist Charitable Fund, whereas the earlier quarter included a $235 million loss on the early extinguishment of debt. Excluding the aforementioned items and changes in amortization of intangibles, adjusted noninterest expense was up $55 million, or 1.8%, compared to the earlier quarter. Personnel expense increased $199 million primarily due to higher incentive expenses due to improved performance, higher other employee benefits due to the previously mentioned increase in noninterest income, as well as higher pension and insurance benefits expense. These increases in personnel expense were partially offset by lower salaries due to fewer FTEs. Other expense also includes decreases of $42 million for non-service-related pension cost components and $31 million for certain expenses provided in the earlier quarter related to support for teammates through the pandemic. There was also a decrease of $61 million from net occupancy expense primarily due to branch and property consolidations.

The provision for income taxes was $415 million for the second quarter of 2021, compared to $191 million for the earlier quarter. This produced an effective tax rate for the second quarter of 2021 of 20.0%, compared to 16.6% for the earlier quarter. The higher effective tax rate is primarily due to higher pre-tax income in the current quarter and lower discrete tax benefits compared to the earlier quarter.

LOANS AND LEASES
(dollars in millions)
Average balances	2Q21	1Q21	Change	% Change
Commercial:
Commercial and industrial	$133,646	$136,051	$(2,405)	(1.8)%
CRE	25,645	26,211	(566)	(2.2)
Commercial construction	6,359	6,557	(198)	(3.0)
Lease financing	4,893	4,975	(82)	(1.6)
Total commercial	170,543	173,794	(3,251)	(1.9)
Consumer:
Residential mortgage	43,605	45,823	(2,218)	(4.8)
Residential home equity and direct	25,238	25,658	(420)	(1.6)
Indirect auto	26,444	26,363	81	0.3
Indirect other	10,797	10,848	(51)	(0.5)
Student	7,396	7,519	(123)	(1.6)
Total consumer	113,480	116,211	(2,731)	(2.4)
Credit card	4,552	4,645	(93)	(2.0)
Total loans and leases held for investment	$288,575	$294,650	$(6,075)	(2.1)

Average loans and leases held for investment for the second quarter of 2021 were $288.6 billion, down $6.1 billion compared to the first quarter of 2021.

Average commercial loans decreased $3.3 billion primarily due to a $1.3 billion decrease in average Paycheck Protection Program loans (commercial and industrial), a $1.2 billion decrease in average dealer floor plan loans (commercial and industrial), a $566 million decrease in average CRE loans, and a $198 million decrease in average commercial construction loans.

Average consumer loans decreased $2.7 billion primarily due to refinance activity resulting in a decline in residential mortgages and residential home equity and direct loans.

DEPOSITS
(dollars in millions)
Average balances	2Q21	1Q21	Change	% Change
Noninterest-bearing deposits	$137,892	$128,579	$9,313	7.2%
Interest checking	106,121	104,744	1,377	1.3
Money market and savings	134,029	129,303	4,726	3.7
Time deposits	18,213	20,559	(2,346)	(11.4)
Total deposits	$396,255	$383,185	$13,070	3.4

Average deposits for the second quarter of 2021 were $396.3 billion, an increase of $13.1 billion compared to the prior quarter. Average noninterest bearing deposits grew 7.2% compared to the prior quarter and represented 34.8% of total deposits for the second quarter of 2021, compared to 33.6% for the prior quarter. Average money market and savings and interest checking grew 3.7% and 1.3%, respectively, compared to the prior quarter.

Average time deposits decreased primarily due to the maturity of wholesale negotiable certificates of deposit and higher-cost personal accounts.

CAPITAL RATIOS	2Q21	1Q21	4Q20	3Q20	2Q20
Risk-based:	(preliminary)
Common equity Tier 1	10.2%	10.1%	10.0%	10.0%	9.7%
Tier 1	11.9	12.0	12.1	12.2	11.6
Total	14.1	14.3	14.5	14.6	14.0
Leverage	9.1	9.4	9.6	9.6	9.0
Supplementary leverage	7.9	8.3	8.7	8.9	8.5

Capital ratios remained strong compared to the regulatory requirements for well capitalized banks. Truist declared common dividends of $0.45 per share during the second quarter of 2021 and completed $610 million of share repurchases. The dividend and total payout ratios for the second quarter of 2021 were 39% and 78%, respectively. Truist also redeemed $465 million of preferred stock during the quarter to optimize the Company's capital position.

Truist completed the 2021 Comprehensive Capital Analysis and Review (CCAR) process and received the preliminary stress capital buffer of 2.5% for the period October 1, 2021 to September 30, 2022. Truist also previously announced plans to increase the quarterly dividend 7% to $0.48 beginning in the third quarter of 2021. Truist's dividends are subject to approval by its Board of Directors, and the third quarter dividend will be considered by the Truist Board at its upcoming meeting. Truist plans to target a CET1 ratio of approximately 9.75% over the near-term, and accordingly, the Company expects to be able to, with appropriate approvals from its Board of Directors, deploy approximately $4 billion to $5 billion of capital (either in the form of share repurchases or acquisitions) over the next 5 quarters (3Q21-3Q22).

Truist's average LCR was 113% for the three months ended June 30, 2021, compared to the regulatory minimum of 100%. Truist continues to maintain a strong liquidity position and is prepared to meet the funding needs of clients. In addition, the liquid asset buffer, which is defined as high quality unencumbered liquid assets as a percentage of total assets, was 24.7% at June 30, 2021.

ASSET QUALITY
(dollars in millions)	2Q21	1Q21	4Q20	3Q20	2Q20
Total nonperforming assets	$1,192	$1,299	$1,387	$1,314	$1,252
Total performing TDRs	1,501	1,539	1,361	1,217	1,107
Total loans 90 days past due and still accruing	2,068	2,072	2,008	1,197	1,072
Total loans 30-89 days past due	1,824	1,788	2,220	2,148	1,901
Nonperforming loans and leases as a percentage of loans and leases held for investment	0.37%	0.40%	0.44%	0.37%	0.35%
Nonperforming loans and leases as a percentage of loans and leases, including loans held for sale	0.39	0.42	0.44	0.40	0.37
Nonperforming assets as a percentage of total assets	0.23	0.25	0.27	0.26	0.25
Loans 30-89 days past due and still accruing as a percentage of loans and leases	0.64	0.61	0.74	0.70	0.60
Loans 90 days or more past due and still accruing as a percentage of loans and leases	0.72	0.71	0.67	0.39	0.34
Loans 90 days or more past due and still accruing as a percentage of loans and leases, excluding PPP and other government guaranteed	0.04	0.04	0.04	0.03	0.04
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.79	1.94	1.95	1.91	1.81
Net charge-offs as a percentage of average loans and leases, annualized	0.20	0.33	0.27	0.42	0.39
Ratio of allowance for loan and lease losses to net charge-offs, annualized	8.98x	5.87x	7.15x	4.52x	4.49x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	4.83x	4.84x	4.39x	5.22x	5.24x

Nonperforming assets totaled $1.2 billion at June 30, 2021, down $107 million compared to March 31, 2021. Nonperforming loans and leases represented 0.39% of total loans and leases, down three basis points compared to March 31, 2021. The decrease in nonperforming loans and leases was primarily in the commercial loan portfolios.

Performing TDRs were down $38 million during the second quarter compared to the prior quarter.

Loans 90 days or more past due and still accruing totaled $2.1 billion at June 30, 2021, down slightly compared to the prior quarter. The ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.72% at June 30, 2021, up one basis point from the prior quarter. Excluding government guaranteed loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.04% at June 30, 2021, unchanged from March 31, 2021.

Loans 30-89 days past due and still accruing totaled $1.8 billion at June 30, 2021, up $36 million compared to the prior quarter. The increase was primarily in indirect automobile due to seasonality. The ratio of loans 30-89 days past due and still accruing as a percentage of loans and leases was 0.64% at June 30, 2021, up 3 basis points from the prior quarter.

Net charge-offs during the second quarter totaled $142 million, down $96 million compared to the prior quarter. The net charge-off ratio was 0.20%, down 13 basis points compared to the prior quarter. The decrease in net charge-offs was primarily due to lower losses in the indirect auto and commercial portfolios combined with higher recoveries.

The allowance for credit losses was $5.4 billion and includes $5.1 billion for the allowance for loan and lease losses and $315 million for the reserve for unfunded commitments. The allowance for loan and lease loss ratio was 1.79% compared to 1.94% at March 31, 2021. The allowance for loan and lease losses covered nonperforming loans and leases held for investment 4.83X compared to 4.84X at March 31, 2021. At June 30, 2021, the allowance for loan and lease losses was 8.98X annualized net charge-offs, compared to 5.87X at March 31, 2021.

SEGMENT RESULTS				Change 2Q21 vs.
(dollars in millions)
Segment Net Income	2Q21	1Q21	2Q20	1Q21	2Q20
Consumer Banking and Wealth	$862	$800	$712	$62	$150
Corporate and Commercial Banking	1,227	912	402	315	825
Insurance Holdings	156	131	126	25	30
Other, Treasury & Corporate	(587)	(370)	(282)	(217)	(305)
Total net income	$1,658	$1,473	$958	$185	$700

Truist operates and measures business activity across three segments: Consumer Banking and Wealth, Corporate and Commercial Banking, and Insurance Holdings, with functional activities included in Other, Treasury and Corporate. The Company’s business segment structure is based on the manner in which financial information is evaluated by management as well as the products and services provided or the type of client served. For additional information, see “Note 21. Operating Segments” of the Annual Report on Form 10-K for the year ended December 31, 2020.

Second Quarter 2021 compared to First Quarter 2021

Consumer Banking and Wealth (“CB&W”)

CB&W net income was $862 million for the second quarter of 2021, an increase of $62 million compared to the prior quarter. Segment net interest income decreased $17 million primarily driven by a decline in retail loan balances and credit card spreads, as well as lower purchase accounting accretion. The allocated provision for credit losses decreased $104 million which reflects lower net charge offs primarily in the auto portfolios and an allowance release that was primarily driven by an improving economic outlook. Noninterest expense increased $12 million primarily due to higher restructuring charges, partially offset by lower personnel related expenses as well as lower professional fees and outside processing expenses.

Average loans held for investment decreased $2.9 billion compared to the prior quarter primarily due to lower residential mortgage and home equity lending, partially offset by increased indirect auto lending. Average total deposits increased $10.8 billion compared to the prior quarter primarily due to the impact of government stimulus programs.

Corporate and Commercial Banking (“C&CB”)

C&CB net income was $1.2 billion for the second quarter of 2021, an increase of $315 million compared to the prior quarter. Segment net interest income was stable. The allocated provision for credit losses decreased $364 million which reflects an allowance release driven by an improving economic outlook, lower net charge offs primarily in the commercial and industrial portfolio and lower loan balances. Noninterest income increased $115 million primarily due to client-related structured real estate activity and an increase in the commercial mortgage banking business, higher income from strategic investments, and record investment banking fees, partially offset by lower trading revenues associated with counterparty derivative reserves. Noninterest expense increased $69 million primarily due to higher incentives related to fee income growth and restructuring charges.

Average loans held for investment decreased $3.1 billion compared to the prior quarter primarily due to a decline in Paycheck Protection Program loans and a decrease in dealer floor plan line utilization. Average total deposits increased $3.1 billion compared to the prior quarter primarily due to the impact of the government stimulus programs.

Insurance Holdings (“IH”)

IH net income was $156 million for the second quarter of 2021, an increase of $25 million compared to the prior quarter. Noninterest income increased $65 million primarily due to seasonality in property and casualty insurance commissions and strong organic growth. Noninterest expense increased $36 million primarily due to seasonally higher performance-based incentives and increased merger-related charges.

Other, Treasury & Corporate (“OT&C”)

OT&C generated a net loss of $587 million for the second quarter of 2021, compared to a net loss of $370 million for the prior quarter. Segment net interest income decreased $24 million primarily due to lower net funding charges to other segments due to lower market rates partially offset by higher earnings in the securities portfolio from purchases to utilize excess liquidity. The allocated provision for credit losses decreased $12 million primarily driven by an improving economic outlook. Noninterest income increased $23 million primarily due to investment income from Truist Ventures related partnerships and investments and gains on equity securities from market value changes this quarter. Noninterest expense increased $284 million primarily due to charitable contributions to the Truist Foundation and the Truist Charitable Fund, restructuring charges, and higher software expenses, partially offset by lower occupancy expense.

Second Quarter 2021 compared to Second Quarter 2020

Consumer Banking and Wealth

CB&W net income was $862 million for the second quarter of 2021, an increase of $150 million compared to the earlier quarter. Segment net interest income decreased $45 million primarily due to a decline in the funding credit provided on liabilities, lower purchase accounting accretion, and a decline in average loans. The allocated provision for credit losses decreased $274 million which reflects the impact of an allowance release during the current quarter, an allowance build during the earlier quarter resulting from the deteriorating economic outlook caused by the pandemic, and lower net charge-offs in the current quarter primarily in the mortgage, home equity and auto portfolios. Noninterest income decreased $83 million driven by lower residential mortgage income due to lower gain on sale margins and volumes, partially offset by increases in card and related fee income as well as wealth management income due to favorable market conditions in the current quarter. Noninterest expense decreased $47 million primarily due to lower amortization of intangibles related to the merger, occupancy expenses, and personnel related expenses, partially offset by increased restructuring charges in the current quarter.

Corporate and Commercial Banking

C&CB net income was $1.2 billion for the second quarter of 2021, an increase of $825 million compared to the earlier quarter. Segment net interest income decreased $78 million primarily due to reduced funding credit on liabilities, lower purchase accounting accretion, and a decline in average loans. The allocated provision for credit losses decreased $933 million primarily reflecting the allowance release in the current quarter and a significant allowance build in the earlier quarter resulting from the deteriorating economic outlook caused by the onset of the pandemic. Noninterest income increased $188 million driven by commercial real estate income, investment banking, lending related fees, service charges on deposits, and income from strategic investments, partially offset by lower trading fees. Noninterest expense decreased $36 million primarily due to lower operating lease depreciation, reduction in LIHTC liability mark accretion in the earlier quarter, and lower allocated corporate expenses in the current quarter, partially offset by higher incentives tied to performance as well as increased restructuring charges in current quarter.

Insurance Holdings

IH net income was $156 million for the second quarter of 2021, an increase of $30 million compared to the earlier quarter. Noninterest income increased $100 million primarily due to higher property and casualty insurance production from strong organic growth, as well as acquisitions. Noninterest expense increased $67 million primarily due to higher performance-based incentives, merger related expenses, and amortization of intangibles related to the acquisitions.

Other, Treasury & Corporate

OT&C generated a net loss of $587 million in the second quarter of 2021, compared to a net loss of $282 million in the earlier quarter. Segment net interest income decreased $78 million primarily due to lower net funding charges to other segments due to lower market rates partially offset by an increase in income on securities. The allocated provision for credit losses decreased $64 million which primarily reflects an allowance release in the current quarter resulting from the improving economic outlook and an allowance build during the earlier quarter related to the deteriorating economic outlook caused by the onset of the pandemic. Noninterest income decreased $223 million primarily due to gain on sale of non-agency mortgage-backed securities in the earlier quarter. Noninterest expense increased $149 million primarily due to charitable contributions to the Truist Foundation and the Truist Charitable Fund, as well as higher incremental operating expenses related to the merger and higher restructuring charges in the current quarter, partially offset by the loss on early extinguishment of long-term debt in the earlier quarter.

Earnings Presentation and Quarterly Performance Summary

To listen to Truist's live second quarter 2021 earnings conference call at 8 a.m. ET today, please call 866-519-2796 and enter the participant code 391805. A presentation will be used during the earnings conference call and is available on our website at https://ir.truist.com/events-and-presentation. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 391805).

The presentation, including an appendix reconciling non-GAAP disclosures and Truist's Second Quarter 2021 Quarterly Performance Summary, which contains detailed financial schedules, are available at https://ir.truist.com/earnings.

About Truist

Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. Formed by the historic merger of equals of BB&T and SunTrust, Truist has leading market share in many high-growth markets in the country. The company offers a wide range of services including retail, small business and commercial banking; asset management; capital markets; commercial real estate; corporate and institutional banking; insurance; mortgage; payments; specialized lending; and wealth management. Headquartered in Charlotte, North Carolina, Truist is a top 10 U.S. commercial bank with total assets of $522 billion as of June 30, 2021. Truist Bank, Member FDIC. Learn more at Truist.com.

#-#-#

Capital ratios and return on risk-weighted assets are preliminary.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Truist's management uses these “non-GAAP” measures in their analysis of the Corporation's performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The Corporation believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Truist's management believes investors may find these non-GAAP financial measures useful. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•Adjusted Efficiency Ratio - The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges, and other selected items. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
•Tangible Common Equity and Related Measures - Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist’s management uses these measures to assess the quality of capital and returns relative to balance sheet risk.
•Core NIM - Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of purchase accounting. The purchase accounting marks and related amortization for a) securities acquired from the FDIC in the Colonial Bank acquisition and b) loans, deposits and long-term debt from SunTrust, Susquehanna, National Penn and Colonial Bank are excluded to approximate the yields paid by clients. Truist's management believes the adjustments to the calculation of net interest margin for certain assets and liabilities acquired provide investors with useful information related to the performance of Truist's earning assets.
•Adjusted Diluted EPS - The adjusted diluted earnings per share is non-GAAP in that it excludes merger-related and restructuring charges and other selected items, net of tax. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
•Performance Ratios - The adjusted performance ratios, including adjusted return on average assets, adjusted return on average common shareholders’ equity, and adjusted return on average tangible common shareholders’ equity, are non-GAAP in that they exclude merger-related and restructuring charges, selected items, and, in the case of return on average tangible common shareholders' equity, amortization of intangible assets. Truist's management uses these measures in their analysis of the Corporation's performance. Truist's management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrate the effects of significant gains and charges.
•Insurance Holdings Adjusted EBITDA - EBITDA is a non-GAAP measurement of operating profitability that is calculated by adding back interest, taxes, depreciation and amortization to net income. Truist's management also adds back merger-related and restructuring charges, incremental operating expenses related to the merger, and other selected items. Truist's management uses this measure in its analysis of the Corporation's Insurance Holdings segment. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
•Allowance for Loan and Lease Losses and Unamortized Fair Value Mark as a Percentage of Gross Loans and Leases - Allowance for loan and lease losses and unamortized fair value mark as a percentage of gross loans and leases is a non-GAAP measurement of credit reserves that is calculated by adjusting the ALLL and loans and leases held for investment by the unamortized fair value mark. Truist's management uses these measures to assess loss absorption capacity.

A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist's Second Quarter 2021 Earnings Presentation, which is available at https://ir.truist.com/earnings.

This news release contains ”forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of Truist. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” “would,” “could” and other similar expressions are intended to identify these forward-looking statements.

Forward-looking statements are not based on historical facts but instead represent management's expectations and assumptions regarding Truist's business, the economy and other future conditions. Such statements involve inherent uncertainties, risks and changes in circumstances that are difficult to predict. As such, Truist’s actual results may differ materially from those contemplated by forward-looking statements. While there can be no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those contemplated by forward-looking statements include the following, without limitation, as well as the risks and uncertainties more fully discussed under Part I, Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2020 and in Truist's subsequent filings with the Securities and Exchange Commission:

•risks and uncertainties relating to the Merger of heritage BB&T and heritage SunTrust, including the ability to successfully integrate the companies or to realize the anticipated benefits of the Merger;
•expenses relating to the Merger and integration of heritage BB&T and heritage SunTrust;
•deposit attrition, client loss or revenue loss following completed mergers or acquisitions may be greater than anticipated;
•the COVID-19 pandemic disrupted the global economy and adversely impacted Truist’s financial condition and results of operations, including through increased expenses, reduced fee income and net interest margin, and increases in the allowance for credit losses; although conditions have improved in the U.S., a worsening of the pandemic, whether due to new variants of the coronavirus or others factors, could reintroduce or prolong these negative impacts and also adversely affect Truist’s capital and liquidity position or cost of capital, impair the ability of borrowers to repay outstanding loans, cause an outflow of deposits, and impair goodwill or other assets;
•Truist is subject to credit risk by lending or committing to lend money, and may have more credit risk and higher credit losses to the extent that loans are concentrated by loan type, industry segment, borrower type or location of the borrower or collateral;
•changes in the interest rate environment, including the replacement of LIBOR as an interest rate benchmark and potentially negative interest rates, which could adversely affect Truist’s revenue and expenses, the value of assets and obligations, and the availability and cost of capital, cash flows, and liquidity;
•inability to access short-term funding or liquidity, loss of client deposits or changes in Truist’s credit ratings, which could increase the cost of funding or limit access to capital markets;
•risk management oversight functions may not identify or address risks adequately, and management may not be able to effectively manage credit risk;
•risks resulting from the extensive use of models in Truist’s business, which may impact decisions made by management and regulators;
•failure to execute on strategic or operational plans, including the ability to successfully complete or integrate mergers and acquisitions;
•increased competition, including from (i) new or existing competitors that could have greater financial resources or be subject to different regulatory standards, and (ii) products and services offered by non-bank financial technology companies, may reduce Truist’s client base, cause Truist to lower prices for its products and services in order to maintain market share or otherwise adversely impact Truist’s businesses or results of operations;
•failure to maintain or enhance Truist’s competitive position with respect to new products, services and technology, whether it fails to anticipate client expectations or because its technological developments fail to perform as desired or do not achieve market acceptance or regulatory approval or for other reasons, may cause Truist to lose market share or incur additional expense;
•negative public opinion, which could damage Truist’s reputation;
•increased scrutiny regarding Truist’s consumer sales practices, training practices, incentive compensation design, and governance;
•regulatory matters, litigation or other legal actions, which may result in, among other things, costs, fines, penalties, restrictions on Truist’s business activities, reputational harm, negative publicity, or other adverse consequences;
•evolving legislative, accounting and regulatory standards, including with respect to capital and liquidity requirements, and results of regulatory examinations may adversely affect Truist’s financial condition and results of operations;
•the monetary and fiscal policies of the federal government and its agencies could have a material adverse effect on profitability;
•accounting policies and processes require management to make estimates about matters that are uncertain, including the potential write down to goodwill if there is an elongated period of decline in market value for Truist’s stock and adverse economic conditions are sustained over a period of time;
•general economic or business conditions, either globally, nationally or regionally, may be less favorable than expected, and instability in global geopolitical matters or volatility in financial markets could result in, among other things, slower deposit or asset growth, a deterioration in credit quality, or a reduced demand for credit, insurance, or other services;
•risks related to originating and selling mortgages, including repurchase and indemnity demands from purchasers related to representations and warranties on loans sold, which could result in an increase in the amount of losses for loan repurchases;
•risks relating to Truist’s role as a loan servicer, including an increase in the scope or costs of the services Truist is required to perform, without any corresponding increase in servicing fees or a breach of Truist’s obligations as servicer;
•Truist’s success depends on hiring and retaining key personnel, and if these individuals leave or change roles without effective replacements, Truist’s operations and integration activities could be adversely impacted, which could be exacerbated as Truist continues to integrate the management teams of heritage BB&T and heritage SunTrust;
•fraud or misconduct by internal or external parties, which Truist may not be able to prevent, detect, or mitigate;
•security risks, including denial of service attacks, hacking, social engineering attacks targeting Truist’s teammates and clients, malware intrusion, data corruption attempts, system breaches, cyber attacks, and identity theft, could result in the disclosure of confidential information, adversely affect Truist’s business or reputation or create significant legal or financial exposure; and
•widespread outages of operational, communication, or other systems, whether internal or provided by third parties, natural or other disasters (including acts of terrorism and pandemics), and the effects of climate change could have an adverse effect on Truist’s financial condition and results of operations, lead to material disruption of Truist’s operations or the ability or willingness of clients to access Truist’s products and services.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by applicable law or regulation, Truist undertakes no obligation to revise or update any forward-looking statements.